REDDI BRAKE SUPPLY CORPORATION

                   CERTIFICATE OF DESIGNATION
                               OF
                     CLASS C PREFERRED STOCK

             Nevada Revised Statutes Section 78.1955


     The undersigned, being the President and the Secretary of Reddi Brake Supply Corporation, a Nevada corporation (the "Corporation"), certify that the Board of Directors of the Corporation, pursuant to the authority granted in Article IV of the Corporation's Articles of Incorporation, as amended, has adopted a resolution establishing a series consisting of 2,000,000 of the Corporation's authorized preferred stock designated as Class C Preferred Stock (the "Class C Preferred Stock") and has prescribed the following voting powers, designations, preferences, limitations, restrictions and relative rights of the Class B Preferred Stock:

  A.   Liquidation rights.  The holders of the Class C  Preferred
       Stock shall have liquidation rights as follows (the "Liquidation
       Rights"):

       1. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Class C Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $.01 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company=s stock hereafter issued that ranks junior as to liquidation rights to the Class C Preferred Stock. But the holders of Class C Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Company=s stock hereafter issued that ranks senior as to liquidation rights to the Class C Preferred Stock (Asenior liquidation stock@) has been paid in full. The holders of Class C Preferred Stock and all other series or classes of the Company=s stock hereafter issued that rank on a parity as to liquidation rights with the Class C Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Class C Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

       2. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Company.

  B. Conversion. The holders of the Class C Preferred Stock shall have conversion rights as follows (the "Conversion
       Rights"):

       1. Right to Convert. Each holder of Class C Preferred Stock of the Corporation shall be entitled to convert the shares of Class C Preferred Stock held by such holder, at such holder's option, at any time after ninety (90) days following the date of issuance of such shares and in the manner specified in Paragraph B(2) below, into that number of fully-paid and non-assessable shares of the Corporation's Common Stock determined as follows: Each share of Class C Preferred Stock so surrendered for conversion shall be converted into an equal number of shares of Common Stock.

       2.   Mechanics of Conversion.  In order to convert Class C
          Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, by either overnight courier or 2-day courier, or in person to the office of the Corporation or of any transfer agent for its Common Stock, and shall give concurrent written notice to the Corporation at such office that he elects to convert the same, the number of shares of Class C Preferred Stock to be converted and the notice sent to the Corporation's principal offices via facsimile; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Class C Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to evidence such loss and to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          The Corporation shall deliver as soon as reasonably practicable after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Class C Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date set forth in such notice of conversion provided that delivery and advance facsimile notice is made as provided above and that the original shares of Class C Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Class C Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the Conversion Date, the notice of conversion shall be deemed null and void.

  C. Corporate Change. The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Board of directors of the Corporation, any stock dividend, stock split or share combination of the Common Stock or any distribution of a material portion of the Corporation's assets to the holders of Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which the Corporation is the surviving entity or in which all of substantially all of the consideration received by the holders of the Corporation's capital stock upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Class C Preferred Stock shall be assumed by the acquiring entity and thereafter this Class C Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Class C Preferred Stock immediately prior to such Corporate Change.

  D. Voting Rights. The Holders of the Class C Preferred Stock shall have 50 votes for every share of Class C Preferred Stock held and shall be entitled to vote on any and all matters brought to a vote of shareholders of Common Stock. Holders of Class C Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's Bylaws and applicable statutes.

  E.   Protective Provisions.  So long as shares of Class C
       Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Class C Preferred
       Stock:

       1. alter or change the rights, preferences or privileges of the shares of Class C Preferred Stock so as to affect adversely the Class C Preferred Stock;

       2. create any new class or series of stock having a preference over the Class C Preferred Stock with respect to Distributions (as defined in Paragraph A above):

       3. do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Class C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

  F.   Status of Converted Stock. In the event any shares of Class
       C Preferred Stock shall be converted pursuant to Paragraph B here, the shares so converted shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Class C Preferred Stock.

  G.   Reservation of Stock Issuable Upon Conversion.  The
       Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class C Preferred Stock, in addition to such other remedies as shall be available to the holder of the Class C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

  H.   Redemption of Stock.

       1.Redemption  Price.  For each share of Class C  Preferred
          Stock which is to be redeemed, the Corporation will be obligated on the Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office or to the Corporation's transfer agent of the certificates representing such shares of Class C Preferred Stock) an amount in immediately available funds equal to the Liquidation Value plus all accrued dividends as of the Redemption Date.

       2. Notice of Redemption. The Corporation will mail written notice of each redemption of Class C Preferred Stock to each record holder of Class C Preferred Stock not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. The date specified in such notice for redemption is herein referred to as the "Redemption Date."

       3.Termination  of  Rights.   On the  Redemption  Date  all
          rights pertaining to the Class C Preferred Stock, including, but not limited to, any right of conversion, will cease, and such Class C Preferred Stock will not be deemed to be outstanding. All certificates representing the Class C Preferred Stock subject to redemption will represent only the right to receive payment in accordance with the provisions of this Part 5.

       4.Redeemed  or  Otherwise Acquire Shares.  Any  shares  of
          Class C Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled, may not be reissued as Class C Preferred Stock, and shall be returned to the status of authorized and unissued shares of Preferred Stock without designation as to series.

       5. Optional Redemption. The Corporation may, at any time on or after January 1, 2001, redeem all or any portion of the Class C Preferred Stock.

  I. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

  J. Amendments. Subject to Paragraph E above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Class C Preferred Stock may be amended by a resolution of the Board of Directors.

       DATED this 13th day of June, 2000.



                                      /s/ John Chymboryk, President



                                      /s/ Kip Eardley, Secretary/Treasurer


State of Utah       )
                    :ss.
County of Salt Lake )

     On the 13th day of June, 2000 personally appeared before me,

a notary public (or judge or other authorized person, as the case may  be),  duly  commissioned and sworn, John Chymboryk  and  Kip

Eardley, President and Secretary/Treasurer respectively of  Reddi

Brake Supply Corporation, personally known or proven to me on the basis  of  satisfactory evidence to be the person whose  name  is subscribed to the foregoing instrument and who acknowledged  that they executed the instrument.


     IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.



                              NOTARY SEAL
/s/ Cletha A. Walstrand
NOTARY PUBLIC

My Commission Expires 3/4/02